Exhibit 99.(h)(6)
AMENDMENT TO
TRANSFER AGENCY AGREEMENT

This AMENDMENT to TRANSFER AGENCY AGREEMENT (the “Amendment”) made as of January 31, 2014 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CITI FUND SERVICES OHIO, INC., formerly known as BISYS Fund Services Ohio, Inc., an Ohio corporation (“Citi”), to that certain Transfer Agency Agreement, dated July 1, 2004, between the Trust and Citi (as amended and in effect on the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain transfer agency services for each investment portfolio of the Trust (individually a “Fund” and collectively the “Funds”);

WHEREAS, Citi and the Trust wish to enter into this Amendment in order to add an additional Fund and incorporate the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Citi hereby agree as follows:

1.	Effective Date.

  The effective date of this Amendment shall be the date upon which the Post-Effective Registration Statement for the Cavanal Hill Funds that was filed November 15, 2013 becomes effective with the Securities and Exchange Commission.

2.           Funds.

  Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.           Representations and Warranties.

  (a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

  (b)           Citi represents that it has full power and authority to enter into and perform this Amendment.

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4.           Miscellaneous.

  (a)           This Amendment supplements and amends the Agreement.  The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

  (b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

  (c)           Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

  (d)           This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same agreement.

*           *           *           *           *

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

CITI FUND SERVICES OHIO, INC.

By:	/s/ Jeffrey McCarthy

Name:	Jeffrey McCarthy

Title:	Vice President

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SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

AS OF JANUARY 31, 2014

FUNDS and CLASSES

U.S. Large Cap Equity Fund No-Load Investor Institutional A	U.S. Treasury Fund Administrative Service Institutional Select1 Premier1
Balanced Fund No-Load Investor Institutional A	Cash Management Fund Administrative Institutional Select1 Premier
Short-Term Income Fund No-Load Investor Institutional A	Tax-Free Money Market Fund Administrative Institutional Select Premier
Intermediate Bond Fund No-Load Investor Institutional A	Intermediate Tax-Free Bond Fund No-Load Investor Institutional A
Bond Fund No-Load Investor Institutional A	Opportunistic Fund No-Load Investor Institutional A
World Energy Fund No-Load Investor Institutional A C

1As of the Effective Date, these Classes have not commenced operations.  Until a Class commences operations, services will not be rendered and expenses will not be incurred for such Class under this Agreement.

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